Exhibit 99.1

Andrew Corporation Estimates Second Quarter Revenues to Range From $440 million to $450 million

ORLAND PARK, IL, April 06, 2004 – Andrew Corporation, a global communications systems equipment supplier, today announced that results for the second quarter of fiscal 2004 are estimated to significantly exceed previously provided guidance.  The company now estimates that revenues will be in the range of $440 to $450 million and GAAP earnings in the range of $0.04 to $0.06 per share, including non-cash intangible amortization and restructuring costs of approximately $0.05 per share.  This compares with previous guidance for revenues in the range of $350 to $380 million and GAAP earnings of $0.00 to $0.03 per share, including non-cash intangible amortization and restructuring costs of approximately $0.04 per share.

“A continuation of encouraging industry trends led to increased sequential sales in all major product groups and geographical regions,” said Ralph Faison, President and CEO of Andrew Corporation.  “Our better than expected guidance reflects the positive benefits and synergies of having the most complete RF footprint product portfolio in the wireless infrastructure market.”

“We experienced a normal seasonal decline early in the quarter, as well as expected start-up costs associated with our new manufacturing facilities and certain new products.  However, orders and revenues improved sequentially during the quarter leading to on-going improvements in operating leverage,” Faison added.  “The company plans to complete its restructuring-related moves during the third quarter and anticipates improvement in gross margins in the second half of the current fiscal year.”

The company plans to release further financial results for its second quarter of fiscal 2004 and provide guidance for its third quarter of fiscal 2004 on Thursday, April 29, 2004, at 8:00 a.m. CDT.  Investors may listen to a live audio webcast of the conference call at www.andrew.com.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 33 countries.  Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.